UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Del Taco Restaurants, Inc.
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25521 Commercentre Drive
Lake Forest, CA 92630
April 12, 2021
Dear Shareholder:
I invite you to the Annual Meeting of Shareholders of Del Taco Restaurants, Inc. (the “Company”). This year’s meeting will be held virtually on May 27, 2021 at 9:00 a.m. Pacific Time at
www.virtualshareholdermeeting.com/TACO2021.
Our directors and representatives of our senior management plan to attend the meeting. We will consider the items of business listed in the attached formal notice of meeting and proxy statement. Our 2020 Annual Report accompanies this proxy statement.
Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting virtually, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible. If you received only a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet because it is convenient and will save printing costs and postage fees, as well as natural resources.
On behalf of the management team and your Board of Directors, thank you for your support and interest in Del Taco Restaurants, Inc.

Sincerely,

John D. Cappasola, Jr.
Chief Executive Officer

Del Taco Restaurants, Inc.
Notice of 2021 Annual Meeting of Shareholders
and Proxy Statement
To the Shareholders of
Del Taco Restaurants, Inc.:
The Annual Meeting of Shareholders of Del Taco Restaurants, Inc. (the “Company”) will be held virtually at www.virtualshareholdermeeting.com/TACO2021 on May 27, 2021 at 9:00 a.m. Pacific Time. The Annual Meeting of Shareholders will be held to consider and vote upon the following proposals:
1. Election of two Class II directors with terms expiring at the 2024 Annual Meeting of Shareholders.
2. Ratification of the appointment of Ernst & Young LLP (“Ernst &Young”) as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2021.
3. Advisory approval of the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.
4. Approval and adoption of an amendment to the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan.
We may also transact any other business as may properly come before the meeting and any adjournments or postponements thereof.
Shareholders of record of the Company’s common stock as of the close of business on March 29, 2021 are entitled to receive notice of the Annual Meeting of Shareholders and to vote. Shareholders who hold shares in street name may vote through their brokers, banks or other nominees.
Regardless of the number of shares you own, please vote. All shareholders of record can vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and returning it, or (iv) by attending the Annual Meeting of Shareholders virtually. These various options for voting are described on the proxy card and in the accompanying proxy statement.

By order of the Board of Directors,
Jack T. Tang
Secretary and General Counsel

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held May 27, 2021. Our Proxy Statement and 2020 Annual Report are available at www.deltaco.com under “Investors.”

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS
Why have I received these materials? The Board of Directors is soliciting proxies for use at the Annual Meeting of Shareholders of the Company to be held on May 27, 2021. This proxy statement and the related proxy card are first being sent on or about April 15, 2021 to those persons who have requested to receive printed proxy materials and are entitled to vote at the Annual Meeting.
Who may vote? You are entitled to vote if our records show you held one or more shares of the Company’s common stock at the close of business on March 29, 2021, which we refer to as the record date. At that time, there were 36,757,296 shares of common stock outstanding and entitled to vote. Each share will entitle you to one vote at the Annual Meeting of Shareholders. For ten days prior to the Annual Meeting of Shareholders, during normal business hours, a complete list of all shareholders on the record date will be available for examination by any shareholder at the Company’s offices at 25521 Commercentre Drive, Lake Forest, CA 92630. Please contact us at (949) 462-9300 to facilitate access to the Company's offices for such examination. The list of shareholders will also be available during the Annual Meeting of Shareholders at www.virtualshareholdermeeting.com/TACO2021. Instructions on how shareholders can view the list of shareholders of record during the Annual Meeting are posted on such website.
How do I vote shares registered in my name? We are primarily furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including our 2020 Annual Report to Shareholders) to each shareholder. If you received only a Notice Regarding the Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the Internet. The Notice will also instruct you as to how you may access your proxy card to vote over the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.
We anticipate that the Notice will be mailed to our shareholders on or about April 15, 2021. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 26, 2021.
How will the Company representatives vote for me? The Company representatives, Steven L. Brake and Jack T. Tang or anyone else they choose as their substitutes, have been chosen to vote in your place as your proxies at the Annual Meeting of Shareholders. Whether you vote by proxy card, Internet or telephone, the Company representatives will vote your shares as you instruct them. If you submit a duly executed proxy card but do not indicate how you want your shares voted, the Company representatives will vote as the Board of Directors recommends. If there is an interruption or adjournment of the Annual Meeting of Shareholders before the agenda is completed, the Company representatives may still vote your shares when the meeting resumes. If a broker, bank or other nominee holds your common stock, they will ask you for instructions and instruct the Company representatives to vote the shares held by them in accordance with your instructions.
Can I change my vote after I have returned my proxy card or given instructions over the Internet or telephone? Yes. After you have submitted a proxy, you may change your vote at any time before the proxy is exercised by submitting a notice of revocation or a proxy bearing a later date. Whether or not you vote using a traditional proxy card, through the Internet or by telephone, you may use any of those three methods to change your vote. Accordingly, you may change your vote either by submitting a proxy card prior to or at the Annual Meeting of Shareholders or by voting again before 11:59 p.m., Eastern Time, on May 26, 2021, the time at which the Internet and telephone voting facilities close. The later submitted vote will be recorded and the earlier vote will be revoked.
How do I vote shares held by a broker? If a broker, bank or other nominee holds shares of common stock for your benefit, and the shares are not in your name on the Company’s stock transfer records, then you are considered a “beneficial owner” of those shares. Shares held this way are sometimes referred to as being held in “street name.” In that case, if you have previously elected to receive a paper copy of your proxy materials, this proxy statement and a proxy card have been sent to the broker. You may have received this proxy statement directly from your broker, together with instructions as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instructions to your broker. If a proposal is routine, a broker or other entity holding shares for an owner in street or beneficial name may vote on the proposal without voting instructions from the owner. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Proposal 1, the proposal to elect directors, Proposal 3, the “Say-on-Pay” advisory vote, and Proposal 4, the Amendment to the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan, are considered non-routine proposals. As a result, a broker or other entity holding shares for an owner in street name will not be able to vote on Proposals 1, 3 or 4 unless such broker or entity receives voting instructions from the beneficial owner of the shares. Proposal 2, the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2021, is considered a routine proposal. As a result, a broker or other entity holding shares for an owner in street name is able to vote on Proposal 2, even if no voting instructions are provided by the beneficial owner of the shares. See “The effect of abstentions and broker non-votes” below.
Votes required for approval. Provided that a quorum is present, the nominees for a director receiving a plurality of the votes cast at the meeting in person or by proxy will be elected. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting.  Approval of Proposals 2, 3 and 4 requires the affirmative vote of a majority of the votes cast by the shareholders present in person or represented by proxy at the meeting and entitled to vote on Proposals 2, 3 and 4.
The effect of abstentions and broker non-votes. Abstentions are not counted as votes “for” or “against” a proposal but are counted in determining the number of shares present or represented on a proposal for purposes of establishing a quorum.
As discussed above under “How do I vote shares held by a broker?”, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors (Proposal 1), the “Say-on-Pay” advisory vote (Proposal 3), or the Amendment to the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan (Proposal 4), your shares will be deemed broker non-votes and no votes will be cast on your behalf on Proposals 1, 3 and 4. Because the election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the Annual Meeting that are voted, abstentions and broker non-votes will not affect the outcome of Proposal 1 except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes. Because the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2021 (Proposal 2), the “Say-on-Pay” advisory vote (Proposal 3), and the Amendment to the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan (Proposal 4), are determined by a majority of votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote on the proposal, abstentions will have the same effect as a vote against Proposal 2, Proposal 3 and Proposal 4. Broker non-votes will not affect the outcome of Proposal 2, Proposal 3 or Proposal 4.
What constitutes a quorum for purposes of the Annual Meeting of Shareholders? There is a quorum when the holders of a majority of the Company’s outstanding common stock are present in person or represented by proxy. Withheld votes for the election of directors, proxies marked as abstentions and broker non-votes are treated as present in determining a quorum.
Do shareholders have any appraisal or dissenters’ rights on the matters to be voted on at the Annual Meeting of Shareholders? No, shareholders of the Company will not have rights of appraisal or similar dissenters’ rights with respect to any of the matters identified in this proxy statement to be acted upon at the Annual Meeting of Shareholders.
Who pays for this solicitation? The expense of preparing, printing and mailing this proxy statement and the accompanying material will be borne by the Company. Solicitation of individual shareholders may be made by mail, personal interviews, telephone, facsimile, electronic delivery or other telecommunications by officers and regular employees of the Company who will receive no additional compensation for those activities. We will reimburse brokers and other nominees for their expenses in forwarding solicitation material to beneficial owners.
What happens if other business not discussed in this proxy statement comes before the meeting? The Company does not know of any business to be presented at the Annual Meeting of Shareholders other than the four proposals discussed in this proxy statement. If other business comes before the meeting and is proper under Delaware law, the Company representatives will use their discretion in casting all of the votes they are entitled to cast.
BACKGROUND
Our fiscal year ends on the Tuesday closest to December 31 for financial reporting purposes. Fiscal year 2018 was a 52-week period and ended on January 1, 2019. Fiscal year 2019 was a 52-week period and ended on December 31, 2019. Fiscal year 2020 was a 52-week period and ended on December 29, 2020. Fiscal year 2021 will be a 52-week period and will end on December 28, 2021.

BOARD RECOMMENDATIONS ON VOTING FOR PROPOSALS
The Board of Director’s recommendation for each proposal is set forth in this proxy statement together with the description of each proposal. In summary, the Board of Directors recommends a vote:
•FOR the election of Joseph Stein and Valerie L. Insignares as Class II directors.
•FOR Proposal 2 to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2021.
•FOR Proposal 3 to approve, on an advisory basis, the compensation paid to the company's named executive officers ("Say-on-Pay").
•FOR Proposal 4 to approve and adopt the Amendment to the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan.

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors of the Company currently consists of six members, divided into three classes, with each class having a term of three years and until their successors are duly elected and qualified. Effective as of the Annual Meeting, the size of the Board of Directors will be increased to seven members.
At the Annual Meeting of Shareholders, the shareholders will vote to re-elect one current Class II director, Joseph Stein, and elect one new Class II director, Valerie L. Insignares. The Class II directors will have a term expiring at the 2024 Annual Meeting of Shareholders.
The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the Company representatives named on the proxy card will vote for the substitute nominee designated by the Board of Directors unless you submit a proxy withholding your vote from the nominee being substituted. Under our second amended and restated certificate of incorporation, vacancies are filled by the Board of Directors.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR the election of Joseph Stein and Valerie L. Insignares as Class II directors.
DIRECTORS
Nominees for Election for Class II Directors—Terms Expiring at the 2024 Annual Meeting of Shareholders
Joseph Stein (age 60) has served as a director since June 2015. Mr. Stein has been a restaurant and franchise consultant since February 2011. Mr. Stein has also served as President of R&J Restaurants, LLC and Blaze IE LLC, Blaze Pizza franchises, since August 2013. Mr. Stein served on the Board of Directors of Home Franchise Concepts, a private equity owned franchisor of various brands including Budget Blinds, from April 2016 until its sale in July 2019. Mr. Stein also served on the Board of Directors of the Orange County affiliate of the Susan G. Komen Foundation, a non-profit charity, from February 2014 to April 2018. From January 2009 to February 2011, Mr. Stein was the Senior Vice President of Strategy & Innovation for El Pollo Loco, Inc., a restaurant concept, and was previously the Senior Vice President and Chief Financial Officer of El Pollo Loco, Inc. from 2002 to 2009. Mr. Stein has served in a variety of executive positions with other restaurant companies during his 25-year career, including with Rubio's Restaurants, Inc., Checkers Drive-In Restaurants, Inc. and CKE Restaurants, Inc. Mr. Stein was also previously a certified public accountant with KPMG LLP. From June 2013 to December 2017, Mr. Stein was a member of the Board of Directors of Ignite Restaurant Group, Inc. serving as chairman of its compensation committee. From February 2012 to May 2013, Mr. Stein served as a director of ROI Acquisition Corp., a special purpose acquisition company that completed its business combination in May 2013. Mr. Stein holds a B.A. in Accounting from California State University-Long Beach.
Mr. Stein is qualified to serve on our Board of Directors due to his extensive experience as a senior executive officer in the restaurant industry, his accounting and financial expertise, and his significant experience in serving on other public boards.

Valerie L. Insignares (age 53) has served as a franchisee for MidiCi The Neapolitan Pizza Company since January 2017. From September 1998 to July 2015, Ms. Insignares held various senior leadership roles at Darden Restaurants, Inc., including President of LongHorn Steakhouse from January 2013 to July 2015, Chief Restaurant Operations Officer from February 2011 to January 2013 and Executive Vice President of Operations for Olive Garden from October 2004 to February 2011. As the Chief Restaurant Operations Officer for Darden Restaurants, Inc., Ms. Insignares led strategic operations initiatives for more than 2,100 Red Lobster, Olive Garden, LongHorn Steakhouse, Capital Grille, Bahama Breeze, Seasons 52, Eddie V's and Yard House restaurants. Ms. Insignares holds a B.S. in Finance and M.S. in Agricultural Economics from the University of Illinois and a M.B.A. from the University of Florida.

Ms. Insignares is qualified to serve on our Board of Directors due to her extensive senior leadership experience in the restaurant industry.

Directors Continuing in Office
Class III Directors—Terms Expiring at the 2022 Annual Meeting of Shareholders
Ari B. Levy (age 41) has served as a director since November 19, 2013 and previously served as our President and Chief Investment Officer from September 30, 2013 until June 2015. Ari B. Levy is a Managing Partner of Levy Family Partners LLC, a position that he has held since March 2007. At Levy Family Partners LLC, Ari B. Levy has served on the Investment Committee responsible for evaluating, executing and managing the company’s portfolio of investments. Ari B. Levy also founded Lakeview Investment Group, or Lakeview, in February 2005 as an independent, employee-owned asset management firm. In addition, Ari B. Levy founded Lakeview Investment Group & Trading Co. LLC in September 2013 as a proprietary trading firm. Prior to founding Lakeview, Ari B. Levy served as a Vice President and Share Partner at Advisory Research, Inc., a Chicago-based investment management firm with approximately $3 billion in assets under management at the time of his departure in August 2004. Prior to his time at Advisory Research, Inc., Ari B. Levy served as an analyst in the investment banking division of Mesirow Financial, working on a number of middle market sell and buy side merger and acquisition advisory engagements across a broad group of sectors. Ari B. Levy holds a B.A. in International Relations from Stanford University. Lawrence F. Levy is Ari B. Levy’s father.
Ari B. Levy’s years of assessing public and private companies in the restaurant and hospitality sectors, among others, qualify him to serve on our Board of Directors.
R.J. Melman (age 41) has served as a director since June 2015. Mr. Melman is the President of Lettuce Entertain You Enterprises, Inc. (“LEYE”), a Chicago-based operator and manager of more than 100 restaurants and is currently a member of LEYE’s Executive Committee. Mr. Melman has been President of LEYE since September 2017, a partner since 2007 and has held various roles within LEYE since 2001. Mr. Melman has served as the executive partner of Hub 51, il Porcellino, RPM Italian, RPM Steak, Bub City, Three Dots and a Dash, Ramen-san, Summer House Santa Monica, Stella Barra Pizza, Sushi-san, Pizzeria Portofino, RPM Seafood and RPM Events. Mr. Melman received his B.A. in Political Science and Communication Studies from the University of Kansas.
Mr. Melman is qualified to serve on our Board of Directors due to his significant management experience in the restaurant industry and his general executive experience as President of LEYE and a key member of LEYE’s Executive Committee.

John D. Cappasola, Jr. (age 47) has served as a director and as our President and Chief Executive Officer since July 2017. From January 2017 to July 2017, Mr. Cappasola was our President and Chief Brand Officer. From 2012 to 2016, Mr. Cappasola was our Executive Vice President and has held the position of Chief Brand Officer since February 2011. Prior to that, Mr. Cappasola served as Vice President of Marketing since being appointed to that position in March 2009. From September 2008 to March 2009, he served as Vice President of Marketing Development. From August 2002 to September 2008, Mr. Cappasola held positions in marketing, strategic development, and operations at Blockbuster, Inc. of Dallas, Texas. Mr. Cappasola earned a Bachelor of Science degree in Business Management from California Coast University.
Based on his extensive industry and management experience in the quick-service and retail sector, his familiarity with us and his understanding of restaurant operations. Mr. Cappasola is well qualified to lead us and to also serve on our board.

Class I Directors—Terms Expiring at the 2023 Annual Meeting of Shareholders
Lawrence F. Levy (age 77) has served as chairman of our Board of Directors since November 19, 2013. Mr. Levy served as our Chief Executive Officer from August 2, 2013 until June 2015. Mr. Levy is a Co-Founder and Chairman Emeritus of the Chicago-based Levy Restaurants, an international food service company that Mr. Levy founded with his brother in 1978. Mr. Levy was Executive Chairman until 2006 and Chief Executive Officer of Levy Restaurants until 2004, a few years before the company was sold to Compass Group USA. As Executive Chairman and Chief Executive Officer, Mr. Levy was responsible for all aspects of operations, strategy, growth, and various other functions of the company. During his time as Executive Chairman and after he became non-executive Chairman after the sale in 2006, Mr. Levy continued to actively participate in significant company initiatives and to advise senior management on all aspects of the company, including strategy, operations and corporate development. Mr. Levy is also the Founder and a Managing Partner of Levy Family Partners LLC, a family investment office that oversees a broad portfolio of public and private investments, including hospitality, real estate, and technology companies. Mr. Levy received his B.S. and M.B.A. from Northwestern University. Ari B. Levy is the son of Lawrence F. Levy.
Mr. Levy is qualified to serve on our Board of Directors due to his extensive experience as a chief executive officer of an international food service company and in-depth knowledge of the food service industry and his experience on boards of public companies.
Eileen Aptman (age 53) has served as a director since June 2015. Ms. Aptman has been the Chief Investment Officer of Belfer Management LLC, a family investment firm active in the global capital markets, since 2002. Prior to joining Belfer Management LLC, Ms. Aptman managed the small and midcap value investment strategy in the asset management division of Goldman Sachs. Ms. Aptman started her investment career as an equity analyst for Scott Black at Delphi Management. Ms. Aptman has served on the Board of Directors of private companies including Presidential Financial and Rose Tarlow Melrose House. Ms. Aptman is a member of George Soros' Open Society Foundation Investment Committee as well as a member of the Investment Committee of Tufts University. She is also a member of The Brookings Council. Ms. Aptman holds a B.A. from Tufts University in Political Science and Asian Studies and is a Chartered Financial Analyst.
Ms. Aptman is qualified to serve on our Board of Directors due to her general business knowledge, investment experience and prior service as a member of the board of directors of the general partner of a publicly traded company.
GOVERNANCE
Director Independence
Pursuant to Nasdaq listing standards, a majority of the members of our Board of Directors must qualify as “independent,” as affirmatively determined by our Board of Directors. Consistent with this requirement, based on the review and recommendation of the Nominating and Corporate Governance Committee, our Board of Directors reviewed all relevant identified transactions or relationships between each of our directors, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, and has affirmatively determined that each of Lawrence F. Levy, Eileen Aptman, Valerie L. Insignares, Ari B. Levy, R.J. Melman and Joseph Stein is an “independent” director under the applicable Nasdaq listing standards. In making this determination, our Board of Directors found that each of these directors is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us. Our Board of Directors has also determined that each member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent and satisfies the standards for membership on such committees under applicable Nasdaq standards and Securities and Exchange Commission ("SEC") rules.

Board Matters and Committee Membership
Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board of Directors are kept informed of our business through discussions with our Chief Executive Officer and other officers and employees, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.
The Board of Directors held a total of 20 meetings in 2020. The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. All directors attended 95% or more of the combined total number of meetings of the Board of Directors and the Board committees on which they served during 2020.
The following table provides membership and meeting information for 2020 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Eileen Aptman	X	X*
John D. Cappasola, Jr.
Ari B. Levy		X
Lawrence F. Levy			X*
R.J. Melman	X	X	X
Joseph Stein	X*		X
Total meetings in Fiscal 2020	6	3	1
____________
*    Indicates Committee Chair
Audit Committee
The Audit Committee is responsible for, among other matters: (1) appointing, retaining and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered public accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving related person transactions.
Joseph Stein (chair), Eileen Aptman and R.J. Melman serve on the Audit Committee. Our Board of Directors has determined that each of Mr. Stein, Ms. Aptman and Mr. Melman qualify as independent directors according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. Our Board of Directors has determined that Mr. Stein qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our corporate website at http://www.deltaco.com. The information on our website is not part of this proxy statement.

Compensation Committee
The Compensation Committee is responsible for, among other matters: (1) developing the executive compensation philosophy for the organization; (2) reviewing key employee compensation goals, policies, plans and programs; (3) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (4) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (5) administering our stock plans and other incentive compensation plans.
Eileen Aptman (chair), Ari Levy and R.J. Melman serve on the Compensation Committee. Our Board of Directors has determined that each of the members of the Compensation Committee is independent in accordance with Nasdaq listing standards. Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our corporate website at http://www.deltaco.com. The information on our website is not part of this proxy statement.
Compensation Committee Interlocks and Insider Participation
During fiscal 2020, no officer or employee served as a member of the Company’s Compensation Committee. None of our executive officers serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.
Lawrence F. Levy (chair), R.J. Melman and Joseph Stein serve on the Nominating and Corporate Governance Committee. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent in accordance with Nasdaq listing standards. Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our corporate website at http://www.deltaco.com. The information on our website is not part of this proxy statement.
Chairman and Lead Director
Lawrence F. Levy serves as Chairman of our Board of Directors. The Board of Directors designated Joseph Stein to serve as the lead director of the Board of Directors. In addition to collaborating with the Company’s Chairman and the CEO on a regular basis, the role of the Lead Director is to prepare Board of Directors agendas with our Chairman, chair the executive sessions of the independent directors, call meetings of the independent directors and perform such other functions as our Board of Directors or independent directors may direct.
Director Nominations
The Nominating and Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the board for nomination.  The Nominating and Corporate Governance Committee considers recommendations of potential candidates from current directors, management, and shareholders.
The Nominating and Corporate Governance Committee screened and recommended Valerie Insignares, nominating her to serve as a Class II director with a term expiring at the 2024 Annual Meeting of Shareholders.

Our bylaws set forth the process for submitting director nominations. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors, may be made by any stockholder of the Company who has given timely notice thereof in proper written form to the Secretary of the Company in accordance with our bylaws.
Although neither the Nominating and Corporate Governance Committee nor the board has a diversity policy, the Board is committed to a diversified membership in terms of both the individuals involved and their various experiences and areas of expertise.  The Nominating and Corporate Governance Committee has not established specific minimum age, education, years of business experience, or specific types of skills for potential director candidates but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership.  Nominees for director will be selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to board duties.  Board members are expected to diligently prepare for, attend, and participate in all board and applicable committee meetings.  Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member's service as a director.  The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources.  The Nominating and Corporate Governance Committee also considers whether candidates would be “independent” for purposes of the Nasdaq listing standards and SEC rules and regulations.  These general criteria are reviewed annually by the Nominating and Corporate Governance Committee and the Board of Directors to ensure they remain pertinent and robust.
As provided in its charter, the Nominating and Corporate Governance Committee follows procedures which the committee deems reasonable and appropriate in the identification of candidates for election to the Board of Directors and in evaluating the background and qualifications of those candidates.  Those processes can include consideration of nominees suggested by an outside search firm, incumbent board members, and shareholders.
We have not received any shareholder recommendations of director candidates with regard to the election of directors covered by this proxy statement.
Code of Ethics
We have adopted a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics is available on our website at http://www.deltaco.com. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics to our principal executive officer, principal financial officer or principal accounting officer, we intend to satisfy the requirements under Item 5.05 of Form 8-K by posting the required information on our website at the above address. Our website is not part of this proxy statement.
Board Oversight of Risk
Risk is inherent in any business, and our management is responsible for the day-to-day management of risks that we face. The Board of Directors, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.
The Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. The Board of Directors meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company, including with respect to the COVID-19 pandemic. Senior management attends the Board of Director’s quarterly meetings, as well as certain committee meetings, in order to address any questions or concerns raised by directors on risk management and any other matters. At a minimum each quarter, or more frequently if needed, the Board of Directors receives presentations from senior management on business operations, financial results and strategic issues.

The committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists in fulfilling the oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee assists in fulfilling oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists in fulfilling oversight responsibilities with respect to the management of risks associated with the Board of Director’s organization, membership and structure and corporate governance. All of the committees report back to the full Board of Directors as to the committees’ activities and matters discussed and reviewed at the committees’ meetings.
Board Attendance at the Annual Meeting of Shareholders
All directors are expected to attend the Annual Meeting of Shareholders virtually. While the Board of Directors understands that there may be situations that prevent a director from attending, the Board of Directors strongly encourages all directors to make attendance at all annual meetings of shareholders a priority. All of our directors attended the Company’s 2020 Annual Meeting of Shareholders virtually.
Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based solely on a review of the copies of such forms filed with the SEC, or written representations that no Forms 5 were required, we believe that, during the fiscal year ended December 29, 2020, all of our officers and directors complied with Section 16(a) filing requirements. However, the Form 4 to report the purchase of 88,952 shares of common stock at a weighted average price of $7.40 by Eileen Aptman on December 10, 2019 was delinquently filed on December 15, 2020.
Communication with the Board of Directors
Shareholders and interested parties may send communications to the Chairman of the Board of Directors or to any one or more of the other directors by addressing such correspondence to the name(s) of any specific director(s), or to the “Board of Directors” as a whole, and mailing it to: Secretary, c/o Del Taco Restaurants, Inc., 25521 Commercentre Drive, Lake Forest, CA 92630.
CERTAIN RELATIONSHIPS OR RELATED PERSON TRANSACTIONS
Our Board of Directors has adopted a written related person transaction policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our general counsel any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. The general counsel must promptly communicate such information to our Audit Committee or another independent body of our Board of Directors. No related person transaction may be entered into without the approval or ratification of our Audit Committee or another independent body of our Board of Directors. It is our policy that directors interested in a related person transaction must recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our Board of Directors in determining whether or not to approve or ratify a related person transaction. Accordingly, these determinations are made in accordance with Delaware law.
During fiscal year 2020, we were not a party to a transaction or series of transactions in which the amount involved did or may exceed $120,000 in which any of our directors, executive officers, any holder of more than 5% of the Company's common stock or any member of the immediate family of any of these persons had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Executive Compensation” above.

AUDIT COMMITTEE MATTERS
Audit Committee Pre-Approval Policies and Procedures
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Ernst & Young, our independent registered public accounting firm (the “independent auditor”). The independent auditor reports directly to the Audit Committee. As part of its responsibility, the Audit Committee established a policy to pre-approve all Audit Services and permissible Non-Audit Services performed by the independent auditor. In pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.
The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its understanding and knowledge of the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality.
The Audit Committee is mindful of the relationship between fees for Audit and permissible Non-Audit Services in deciding whether to pre-approve any such services and may determine, for each fiscal year, the appropriate relationship between the total amount of fees for Audit and Audit-Related Services and the total amount of fees for Tax Services and certain permissible Non-Audit Services classified as “All Other Services.” Prior to the engagement of the independent auditor for an upcoming audit/non-audit service period, defined as a twelve-month timeframe, Ernst & Young submits to the Audit Committee for approval a detailed list of services expected to be rendered during that period as well as an estimate of the associated fees for each of the following four categories of services:
•Audit Services consist of services rendered by an external auditor for the audit of the Company’s annual consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), the audit of internal control over financial reporting performed in conjunction with the audit of the annual consolidated financial statements and reviews of financial statements included in Form 10-Qs. Audit Services include services that generally only an external auditor can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.
•Audit-Related Services consist of assurance and related services (e.g., due diligence) by an external auditor that are reasonably related to the audit or review of financial statements, including employee benefit plan audits, due diligence related to mergers and acquisitions, employee benefit plan audits, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, audit-related litigation advisory services and consultation concerning financial accounting and reporting standards, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as amended.
•Tax Services consist of services performed by the independent auditor’s tax personnel except those included in Audit Services above. Tax Services include those services rendered by an external auditor for tax compliance, tax consulting, tax planning, expatriate tax services, transfer pricing studies, tax planning, and tax issues related to stock compensation.
•Other Non-Audit Services are any other permissible work that is not an Audit, Audit-Related or Tax Service and include non-audit-related litigation advisory services and administrative assistance related to expatriate services.

For each type of service, details of the service as well as estimated fees are reviewed and pre-approved by the Audit Committee as either an annual amount or specified stand-alone activity. Pre-approval of such services is used as the basis for establishing the spend level, and the Audit Committee requires the independent auditor to report detailed actual/projected fees versus the budget periodically throughout the year by category of service and by specific project.
Circumstances may arise during the twelve-month period when it may become necessary to engage the independent auditor for additional services or additional effort not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.
This review is typically done in formal Audit Committee meetings; however, the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by our independent public accounting firms in fiscal year 2020 were pre-approved in accordance with the policy adopted by the audit committee described above.
Fees Paid to Independent Registered Public Accounting Firms for 2020 and 2019
The following table presents fees for professional audit services and other services rendered to us by Ernst & Young for the fiscal years ended December 29, 2020 and December 31, 2019 (in thousands):

	2020	2019
Audit Fees(1)	$939	$1,068
Audit-Related Fees	—	—
Tax Fees	—	15
All Other Fees(2)	3	2
Total Fees	$942	$1,085
____________
(1) Audit fees were the aggregate fees for professional services rendered by Ernst & Young related to the audit of our consolidated financial statements and quarterly interim reviews during the fiscal years ended December 29, 2020 and December 31, 2019, as well as various consultation matters. Also included in fiscal 2020 and 2019 were the aggregate fees for professional services rendered by Ernst & Young related to the audit of the effectiveness of internal control over financial reporting.
(2) Other fees consist of a subscription to Ernst & Young's accounting research tool during the fiscal year ended December 29, 2020 and December 31, 2019.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Ernst & Young as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for fiscal year 2021 upon terms set by the Audit Committee. Although the selection and appointment of our independent registered public accounting firm is not required to be submitted to a vote of shareholders, the Board of Directors deems it desirable to obtain the shareholders’ ratification and approval of this appointment. If the appointment is not ratified by our shareholders, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year, but it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company’s best interest.
Representatives of Ernst & Young will be present at the Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR Proposal 2, the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 28, 2021.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements in the Annual Report with the Company’s management and independent auditors.
Management has the primary responsibility for the financial statements and the reporting process including the internal controls systems and has represented to the Audit Committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
The Audit Committee has discussed with the independent auditor the matters required to be discussed by applicable auditing standards issued by the Public Company Accounting Oversight Board. In addition, the committee has discussed with the independent auditor, the auditor’s independence, including the matters in the written disclosures and letter which were received by the committee from the independent auditors, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.
The Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their audit. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2020, for filing with the U.S. Securities and Exchange Commission.
Members of the Audit Committee:
Joseph Stein (chair)
Eileen Aptman
R. J. Melman

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The purpose of this compensation discussion and analysis section is to provide information about the material elements of compensation for our “named executive officers.” For fiscal year 2020, our named executive officers were:

•John D. Cappasola, President and Chief Executive Officer;
•Steven L. Brake, Executive Vice President and Chief Financial Officer; and
•Chad Gretzema, Chief Operating Officer.

Compensation Philosophy and Objectives

We have designed our executive compensation program to help attract talented individuals to lead and operate all aspects of our business, to reward those individuals based upon achievement of results, and to retain those individuals who continue to consistently meet or exceed our expectations. We also intend for our executive compensation program to make us competitive within the restaurant and food service industry, where there is significant competition for talented leaders who possess the skills and experience to build and deliver on long-term value creation. We believe that the compensation of our executive officers should incentivize them to focus on the achievement of both short and long-term business objectives and strategies. Our executive compensation program is designed to:

•attract and retain talented and experienced executives in our industry;
•reward executives whose knowledge, skills and performance are critical to our success;
•align the interests of our executive officers with shareholders by motivating Del Taco executives to increase shareholder value and rewarding executives when shareholder value increases;
•motivate the executive management team and the individual executives by recognizing both the success of the organization and each executive's contributions to our success; and
•compensate our executives in a manner that incentivizes them to manage our business to meet our long-range objectives.

The fixed components of compensation are designed to be competitive in order to induce talented executives to join our company, as well as retain such key talent. Revisions to the fixed components of compensation occur infrequently aside from our annual salary review or upon promotions or substantial increases to the executive’s scope of responsibility. Salary increases are, in part, designed to reward executives for their management activities during the year.

Executive compensation includes both fixed components (base salary, health and welfare benefits and executive perquisites) and variable components (annual cash incentive awards and grants of time vesting equity awards) with the heaviest weight generally placed on the variable components. Each component is linked to one or more of our strategic objectives. The compensation program consists of the key reward components (base salary, annual cash incentive, long-term incentives) that are balanced for each individual role in the executive management team. While all executive roles at Del Taco are focused on creating shareholder value on both a short and long-term basis, the roles that have a balance of focus toward the long-term have a corresponding balance in compensation toward the long-term by the award of substantial restricted stock and/or stock options. Those executive roles that are more focused on the annual goals of the organization have a corresponding balance in compensation toward the annual incentives. All roles in the executive team have a balance of the reward program that is individualized to appropriately reward the individuals in their unique roles.

Compensation Components

The following is a discussion of the primary elements of compensation for each of our named executive officers and the purpose of each.

•Base Salary. A primary component of compensation of our executive officers is base salary, which is intended to attract and retain talented individuals, recognize career experience and individual performance and provide competitive compensation. Base salary is designed to provide our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance. The base salary established for each of our executive officers is intended to reflect each individual’s responsibilities, the skills and experience required for the job, their individual performance, labor market conditions and competitive market salary levels.
•Short-Term Incentives. The variable compensation related to our annual cash incentive award is tied to the achievement of our annual financial objectives and achievement of certain agreed upon strategic individual performance objectives. Target annual cash incentive award levels under our annual cash incentive, as a percentage of base salary, are set once the executive is hired and generally relate to his or her scope of responsibility, with revisions typically occurring upon promotions or substantial increases to the executive’s scope of responsibility. Our annual cash incentive is designed to align each executive’s annual goals for their respective area of responsibility with the financial and strategic goals of the entire business as set by the Board of Directors. Each participant’s annual cash incentive plan payment, including the Company’s named executive officers, is based on a target cash bonus amount which is a set percentage of the participant’s base salary.
•Long-Term Incentives. Our long-term incentive equity compensation consists of grants of restricted stock and non-qualified stock options which are subject to time-based vesting provisions. In addition, it encourages equity ownership and promotes retention of key talent. Equity-based compensation derives its value from our equity value, which is likely to fluctuate based on our strategic, operational and financial performance. Our Compensation Committee believes that equity-based compensation is an important component of our executive compensation program and that providing a significant portion of our executive officers’ total compensation package in equity-based compensation aligns the incentives of our executives with the interests of our shareholders and with our long-term corporate success and enhanced executive retention in challenging general economic conditions.
•Health and Welfare Benefits. Health and welfare benefits (including medical, dental, vision, and life and AD&D insurance and long-term disability insurance) are intended to provide comprehensive benefits and protect our employee’s compensation from unforeseen expenses.
•Executive Perquisites. Additional benefits offered to our named executive officers to provide competitive supplemental benefits, such as Company payment of an automobile allowance and health savings account contributions.

Role of the Compensation Committee and Management in the Compensation Process

Compensation Decision-Making Process

Role of Executive Officers and Compensation Committee

Our Chief Executive Officer plays a significant role in reviewing the performance of the other executive officers and making compensation recommendations to the Compensation Committee. When discussing performance evaluations and setting compensation levels for our executive officers, the Compensation Committee works closely with our Chief Executive Officer; however, the Compensation Committee has the discretion to reject or modify the recommendations of our Chief Executive Officer. Our Chief Executive Officer does not participate in determining or recommending the amount of his own compensation.

Our Chief Executive Officer evaluates the other executive officers’ performance with the Compensation Committee and makes recommendations for base salary, cash incentive awards and grants of long-term equity incentive awards for all executive officers other than himself. Based on these recommendations and in consideration of the compensation objectives and principles described above, the Compensation Committee approves the annual compensation packages of all our executive officers.

On an annual basis, the Compensation Committee reviews our compensation philosophy, objectives and programs to determine whether such philosophy, objectives, and programs are effective and appropriate. This review has included the use of market data prepared by our compensation consultant. As a result of such periodic reviews, the Compensation Committee may make adjustments to our compensation programs upon the recommendation of our compensation consultant. We expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve to meet the challenges in the marketplace.

Committee’s Independent Compensation Consultant

The Compensation Committee has engaged Grahall, LLC (“Grahall”) as its independent compensation consultant to advise the Compensation Committee with respect to providing periodic data and information regarding market pay practices and trends, compensation program design, the components of our executive compensation programs, and amounts to be paid to our named executive officers. Grahall also advised the Compensation Committee with respect to the design of our compensation program for independent directors. In addition, they provided the Compensation Committee with information on executive compensation competitive levels, trends and best practices reported in 2020 competitor organization proxies from 2019 fiscal years. For fiscal year 2020, Grahall provided Del Taco with an analysis of senior executive compensation at 60 organizations in the fast food industry on the base salary, short-term incentive, total cash compensation, long-term incentive, benefits and perquisites (other compensation) and total direct compensation using various statistical techniques. All of Grahall’s work is done at the direction of, on behalf of and with the prior approval of the Compensation Committee Chairman. Although the Compensation Committee considers the advice of its independent consultant, the Compensation Committee has the final decision-making authority with respect to all elements of compensation.

Compensation Consultant Independence and Conflict of Interest Assessment

We requested and received information from Grahall addressing its independence and potential conflicts of interest, including the following factors: (1) other services provided to us by Grahall; (2) fees paid by us as a percentage of Grahall’s total revenue; (3) policies or procedures maintained by Grahall that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and Grahall or the individual consultants involved in the engagement. Based on an assessment of these factors, including information gathered from directors and executive officers addressing business or personal relationships with the consulting firm or the individual consultants, the Compensation Committee concluded that Grahall’s work did not raise any conflict of interest.

Role of Benchmarking

The Compensation Committee periodically requests data and information regarding the pay practices and program designs of other, similar companies. The Compensation Committee reviews benchmark data on company characteristics and compensation from numerous sources, however it does not have a uniform target or a specified pay level or percentile, nor does it look to follow the practices of similar companies. Instead, the Compensation Committee considers this information along with all other relevant facts and circumstances facing the Company and the executives. Such factors include Company performance, individual executive performance, internal equity, succession planning, affordability, return on investment, accounting expense, tax deductibility and shareholder dilution. The Compensation Committee has maintained through various sources including but not limited to Grahall, executive search organizations and various industry surveys, appropriate information on the competitive compensation levels for the executive team. It uses these sources to position the compensation levels in the best interests of the shareholders on an individual executive by executive basis considering the competitive advantage each position and individual has and can contribute to the success of the organization.

Elements of Compensation

Base Salary Adjustments in Fiscal Year 2020

Base salaries are reviewed during the fiscal year by our Chief Executive Officer and the Compensation Committee, and salary increases typically take effect in late April of each fiscal year, unless business circumstances require otherwise. Our Chief Executive Officer and Compensation Committee reviewed the performance of all executive officers. Based upon this review and any relevant competitive market data made available to them during the preceding year, informal discussions with recruiting firms, research and members of the Compensation Committee’s personal knowledge of the competitive market, the Compensation Committee sets the salary level for each executive officer for the coming year. As a part of the decision making process, the Compensation Committee has considered the benchmark data described above in determining market levels for purposes of salary increases.

Due to the impact of the COVID-19 pandemic on our business, the salaries of Mr. Cappasola, Mr. Brake and Mr. Gretzema remained unchanged, other than the temporary salary reductions discussed below, during fiscal year 2020 as follows: Mr. Cappasola at $583,495, Mr. Brake at $371,315, and Mr. Gretzema at $300,000.

In April 2020, in response to the COVID-19 pandemic and its impact on the Company's operations, the base salary of Mr. Cappasola was temporarily reduced by 20% for 10 weeks and the base salaries of Mr. Brake and Mr. Gretzema were temporarily reduced by 15% for 10 weeks. Subsequently, in June 2020, the base salaries of Mr. Cappasola, Mr. Brake and Mr. Gretzema were reinstated to their previous levels.

Short-term Incentive

Setting Target Award Levels - 2020

On an annual basis, or at the commencement of an executive officer’s employment with us, our Compensation Committee, based upon input from our Chief Executive Officer, typically sets a target level of annual cash incentive award opportunity under our annual cash incentive that is structured as a percentage of such executive officer’s base salary at the end of the fiscal year. An executive officer’s target level of annual cash incentive award opportunity is set between 75% to 100% of his or her base salary.

For fiscal year 2020, the target annual cash incentive award opportunity was set based upon each executive’s scope of responsibility and impact upon our overall financial performance and included a target of 100% for Mr. Cappasola and a target of 75% for Mr. Brake and Mr. Gretzema.

Short-term Incentive - Setting Performance Objectives - 2020

Each year, the Compensation Committee establishes our financial and strategic objectives and sets a threshold, target and maximum amount with reference to achieving pre-set levels of desired financial performance, with consideration given to our annual and long-term financial plan, as well as to macroeconomic conditions.

During fiscal 2020, 70% of a named executive officer’s annual cash incentive award opportunity under our annual cash incentive was determined based upon the achievement level of our Adjusted EBITDA. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization adjusted for asset impairment, restaurant closure expenses, non-cash loss on disposal of property and equipment, pre-opening costs, stock-based compensation, and certain other expenses. During fiscal 2020, 30% of a named executive officer’s annual cash incentive award opportunity under our annual cash incentive was determined based upon the achievement of certain agreed upon strategic individual performance objectives. These performance objectives may differ by person and include, among others, our digital transformation and enhancement of mobile and delivery platforms, strengthening our franchise system to support existing and new franchisees, margin management strategies, people and retention strategies, enhanced information technology infrastructure, development of our brand and culinary platforms, risk management and brand protection initiatives and developing additional system-wide new units. The Compensation Committee believes this combination of financial and strategic objectives reflects our overall Company goals for fiscal year 2020, which balances the achievement of revenue and profit targets with improving our strategic foundation required to drive long term results. The Compensation Committee has determined that Adjusted EBITDA provides a meaningful understanding of our core financial operating performance and is a key financial metric used by investors and other stakeholders.

We have historically maintained consistency year-over-year with respect to the difficulty of achieving the financial performance objectives under our annual cash incentive. Our annual Adjusted EBITDA financial target is designed to be realistic, though slightly aggressive, requiring in each fiscal year strong performance and execution that, in our view, provides an annual incentive firmly aligned with stockholder interests.

Generally, the named executive officer must be employed at the time of payment to receive such amount. In addition, the Compensation Committee retains the discretion to adjust annual cash incentive awards due to extraordinary or nonrecurring events. For fiscal year 2020, the Compensation Committee considered the impact of the COVID-19 pandemic to be an extraordinary and nonrecurring event. The Compensation Committee consulted with Grahall, its independent compensation consultant, to advise on the modification to the annual cash incentive award program in response to the COVID-19 pandemic and as a result, the Compensation Committee modified the Adjusted EBITDA financial target to exclude the actual and targeted Adjusted EBITDA performance for the two fiscal periods comprised of the eight weeks ended April 21, 2020, which were the two periods most significantly impacted by the onset of the COVID-19 pandemic. In exchange, the potential annual cash incentive award opportunity was capped at 80% of the target award level.

Annual Cash Incentive Awards - 2020

For fiscal 2020, two annual performance targets were established and approved by the Company’s Board of Directors, including a Bonus Plan Adjusted EBITDA target and the achievement of certain agreed upon strategic individual performance objectives. For fiscal year 2020, 70% of the participant's annual cash incentive was based on a Bonus Plan Adjusted EBITDA target of $54.7 million (before bonus amounts are taken into account and excluding the targeted performance for fiscal periods 3 and 4 as modified due to the COVID-19 pandemic as discussed above) and 30% of the participant's annual cash incentive was based on the achievement of certain agreed upon strategic individual performance objectives discussed above.

Under the annual cash incentive plan, depending on the Company’s performance relative to the Bonus Plan EBITDA target, participant award amounts may be zero (for performance below 92.9% of the Bonus Plan Adjusted EBITDA target) or a range from 31.3% (for performance that meets 92.9% of the Bonus Plan Adjusted EBITDA target) up to a maximum of 100% (for Bonus Plan Adjusted EBITDA achievement of 100% or more of the Bonus Plan Adjusted EBITDA target as modified due to the COVID-19 pandemic as discussed above) of the participant's target award amount for that portion of the plan. If the strategic individual performance objectives are met, annual bonus payments will equal 30% of the participant's target bonus amount for that portion of the plan, otherwise at the discretion of the Compensation Committee if strategic individual performance objectives are not fully achieved amounts below the participant’s target bonus amount may be awarded or no bonus amount would be awarded under that portion of the plan.

For fiscal year 2020, the Company’s Compensation Committee has determined that each of the Company’s named executive officers earned an annual bonus of 70.2% of their individual target bonus amount, reflecting their allocation of the Company's 2020 annual cash incentive based on achievement of 98.1% of the Bonus Plan Adjusted EBITDA target during fiscal year 2020 and full achievement of strategic individual performance objectives. The annual cash incentive was paid on March 12, 2021.

The table below indicates the total annual cash incentive award payment for fiscal year 2020 for our named executive officers, as well as the weighted components used to determine award payments.

Name	Base Salary at 12/29/20	Target Award as a Percentage of Base Salary	Weighting of Adjusted EBITDA Objective	Weighting of Individual Performance Objectives	Annual Cash Incentive
John D. Cappasola	$583,495	100%	70%	30%	$409,555
Steven L. Brake	$371,315	75%	70%	30%	$195,470
Chad Gretzema	$300,000	75%	70%	30%	$157,928

2020 Long-Term Incentive Awards Granted

The Compensation Committee granted non-qualified stock options ("NQOs") to Mr. Gretzema in January 2020 in connection with his promotion to Chief Operating Officer and granted restricted stock awards ("RSAs") to Mr. Cappasola, Mr. Brake and Mr. Gretzema in June 2020. The grants were made to incentivize our named executive officers to work to grow our stock price over time and as a retention incentive. The equity awards granted will vest in four equal annual installments on each anniversary of the grant date.

In June 2020, the Compensation Committee granted NQOs to Mr. Cappasola, Mr. Brake and Mr. Gretzema to recognize both their effective management of the COVID-19 crisis and in exchange for their temporary salary reductions that started in April 2020, as discussed above. The equity awards granted will vest in four equal annual installments on each anniversary of the grant date.

Please refer to page 25 for the table of long-term equity incentive grants in fiscal year 2020, which were approved by the Compensation Committee.

Timing of Awards/Equity Award Granting Policy

The Compensation Committee determines the size, terms and conditions of equity grants to our executive officers, which are typically granted annually, in accordance with the terms of our 2015 Omnibus Incentive Plan and approves them on an individual basis.

Stock Ownership Guidelines

Our Stock Ownership Guidelines establish requirements for named executive officers (our President and Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) to maintain the following levels of stock ownership:

Officer	Amount of Stock Required
President and Chief Executive Officer	3 times base salary
Chief Financial Officer	2 times base salary
Chief Operating Officer	1 times base salary
Named executive officers who are subject to the guidelines have five years following the date that they became subject to the guidelines to comply with the applicable guideline ownership level. Our President and Chief Executive Officer and Chief Financial Officer have satisfied our stock ownership guidelines. Although our Chief Operating Officer has until September 16, 2024 to comply, as of the end of fiscal 2020, he has also satisfied our stock ownership guidelines.

For purposes of calculating ownership under the guidelines, we include outright shares owned by the executive as well as any vested restricted stock. We do not include unvested restricted stock or NQOs.

Benefits and Executive Perquisites

Attracting and retaining superior management talent requires an executive compensation program that is competitive in all respects with the programs provided at similar companies.

While we continue to evaluate benefit programs offered by competitive firms, we do not maintain general defined benefit plans, non-qualified deferred compensation plans or supplemental retirement plans for our executive officers.

Other Benefits

All named executive officers are eligible for benefits including: medical, dental, short- and long-term disability and life insurance. The executives participate in these plans on the same basis, terms, and conditions as other corporate support employees.

Perquisites

Our named executive officers receive an automobile allowance and other modest and customary perquisites, including health savings account contributions. Any perquisites are negotiated with the executive officer at the time such executive officer joins us. All such perquisites for the named executive officers are reflected in the “All Other Compensation” column of the Summary Compensation Table and the accompanying footnotes.

Clawback Policy

In 2019, we adopted an incentive compensation recoupment policy (commonly referred to as a “clawback policy”) that provides for the potential recoupment of incentive compensation paid to executive officers and such other individuals designated by the Board under our short-term and long-term incentive compensation plans. In the event that the Company is required to prepare a material accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws or in the event of fraud, misconduct, or commission of a material error that could lead to significant financial, operational, reputational or other harm, the Board has discretion to require reimbursement or forfeiture of all or any portion of any excess annual and long-term performance-based cash or equity incentive compensation (excluding any time-based awards) awarded, granted or paid to any covered person during the preceding three completed fiscal years.

Risk Analysis of Compensation Plans

After analysis, the Compensation Committee determined that our compensation policies and practices for our employees, including our executives, do not encourage excessive risk or unnecessary risk-taking and in our opinion the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on us. The Compensation Committee believes our compensation programs have been balanced to focus our key employees on both short- and long-term financial and operational performance.

Tax and Accounting Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation paid in excess of $1 million for any fiscal year to a company’s chief executive officer or other named executive officers (excluding the company’s principal financial officer, in the case of tax years commencing before 2018). However, in the case of tax years commencing before 2018, the statute exempted qualifying performance-based compensation from the deduction limit if certain requirements were met. Section 162(m) was amended in December 2017 by the Tax Cuts and Jobs Act to eliminate the exemption for performance-based compensation and to expand the group of current and former executive officers who may be covered by the deduction limit under Section 162(m). While the Company’s shareholder approved incentive plans were previously structured to provide that certain awards could be made in a manner intended to qualify for the performance-based compensation exemption, that exemption will no longer be available for future tax years. In addition, while the Compensation Committee intended that certain incentive awards granted to our named executive officers on or prior to November 2, 2017 be deductible as “performance-based compensation” and has assessed the possibility that certain awards will be grandfathered from the changes made by the Tax Cuts and Jobs Act, it cannot guarantee that result. The Compensation Committee has taken the potential impact of the Tax Cuts and Jobs Act into consideration when approving payout amounts for performance periods ending on December 29, 2020. The Compensation Committee expects in the future to authorize compensation in excess of $1 million to named executive officers that will not be deductible under Section 162(m) when it believes doing so is in the best interests of the Company and its shareholders.

In connection with decisions that relate to our equity incentive award plans and programs, the Compensation Committee considers the accounting implications of significant compensation decisions. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Hedging and Pledging

The Company's insider trading policy prohibits the hedging and pledging of Company securities by directors, officers and employees of the Company. None of our executive officers or directors holds any of our stock subject to a hedge or pledge.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, has recommended to the board of directors that it be included in this Proxy Statement.

Members of the Compensation Committee:
Eileen Aptman (chair)
R.J. Melman
Ari Levy

EXECUTIVE COMPENSATION
The tabular disclosure and discussion that follow describe the Company’s executive compensation program during the Company’s three most recently completed fiscal years, with respect to the Company’s named executive officers, which consist of: John D. Cappasola, Jr., the Company’s President and Chief Executive Officer; Steven L. Brake, the Company’s Executive Vice President and Chief Financial Officer; and Chad Gretzema, the Company's Chief Operating Officer (collectively, the Company’s “named executive officers”).
Summary Compensation Table
The following table sets forth the compensation paid to the named executive officers that is attributable to services performed during the applicable fiscal year:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
John D. Cappasola, Jr., President and Chief Executive Officer	2020	561,053	1,452,785	10,432	409,555	24,431	(2)	2,458,256
	2019	578,266	1,384,909	—	175,049	22,377		2,160,601
	2018	561,423	1,861,125	—	525,691	21,330		2,969,569
Steven L. Brake, Executive Vice President and Chief Financial Officer	2020	360,604	513,210	4,979	195,470	23,291	(3)	1,097,554
	2019	367,987	628,826	—	83,546	21,787		1,102,146
	2018	357,269	797,625	—	250,898	21,140		1,426,932
Chad Gretzema, Chief Operating Officer	2020	291,346	301,855	35,232	157,928	22,220	(4)	808,581
	2019	281,336	318,401	—	67,500	21,343		688,580
____________
(1)    The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Note 11 to the Company's audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2020. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized.
(2)    Of this amount for fiscal 2020, $7,440 represents auto allowance paid to Mr. Cappasola, $962 represents health savings account contributions by the Company and $16,029 represents health and welfare and life insurance premiums paid by the Company.
(3)    Of this amount for fiscal 2020, $6,300 represents auto allowance paid to Mr. Brake, $962 represents health savings account contributions by the Company and $16,029 represents health and welfare and life insurance premiums paid by the Company.
(4)    Of this amount for fiscal 2020, $6,300 represents auto allowance paid to Mr. Gretzema and $15,920 represents health and welfare and life insurance premiums paid by the Company.
Grant of Plan-Based Awards
The following table sets forth information regarding grants of plan-based awards made to our named executive officers during fiscal 2020. In the table below, the Non-Equity Incentive Plan Awards include awards under our annual cash incentive plan ("ACIP") and Stock Awards include time-based restricted stock awards.

			Estimate Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)
John D. Cappasola, Jr.	NQO(3)	6/30/2020	—	—	—	—	38,900	5.93	91,726
	RSA(3)	6/30/2020	—	—	—	116,699	—	—	692,025
	ACIP	—	93,359	466,796	466,796	—	—	—	—
Steven L. Brake	NQO(3)	6/30/2020	—	—	—	—	18,566	5.93	43,779
	RSA(3)	6/30/2020	—	—	—	49,508	—	—	293,582
	ACIP	—	44,558	222,789	222,789	—	—	—	—
Chad Gretzema	NQO(2)	1/4/2020	—	—	—	—	50,000	7.93	127,250
	NQO(3)	6/30/2020	—	—	—	—	15,000	5.93	35,370
	RSA(3)	6/30/2020	—	—	—	40,000	—	—	237,200
	ACIP	—	36,000	180,000	180,000	—	—	—	—
____________
(1) This column shows the potential payouts under the ACIP based on what could have been earned during fiscal 2020 following the modifications which capped the fiscal 2020 ACIP payout at 80% for performance at or above target. The actual payouts paid under the ACIP are reflected in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table for 2020 above.
(2) These non-qualified stock options vest in four equal annual installments commencing on January 4, 2021.
(3) These non-qualified stock options and restricted stock awards vest in four equal annual installments commencing on June 30, 2021.

(4) The values listed are based on the amounts recognized for financial reporting purposes in accordance with FASB ASC Topic 718 as discussed in Note 11 to the Company's audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2020. The actual value a named executive officer may receive depends on market prices, and there can be no assurance that the amounts reflected will actually be realized.

Outstanding Equity Awards at End of Fiscal Year 2020
The following tables set forth information on outstanding equity awards held by our named executive officers on December 29, 2020:

		Option Awards					Stock Awards
Name	Grant Date	Number of Shares Underlying Unexercised Options That Have Vested (#)	Number of Shares Underlying Unexercised Options That Have Not Vested (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)(1)
John D. Cappasola, Jr.	6/30/2020	—	38,900	(2)	5.93	6/30/2027	116,699	(3)	1,052,625
	7/16/2019	—	—		—	—	79,688	(4)	718,786
	6/30/2018	—	—		—	—	65,626	(3)	591,947
	7/17/2017	—	—		—	—	31,250	(5)	281,875
	6/30/2017	—	—		—	—	7,813	(3)	70,473
Steven L. Brake	6/30/2020	—	18,566	(2)	5.93	6/30/2027	49,508	(3)	446,562
	7/16/2019	—	—		—	—	23,438	(4)	211,411
	6/30/2018	—	—		—	—	28,126	(3)	253,697
	6/30/2017	—	—		—	—	7,813	(3)	70,473
	1/4/2017	—	—		—	—	2,500	(3)	22,550
Chad Gretzema	6/30/2020	—	15,000	(2)	5.93	6/30/2027	40,000	(3)	360,800
	1/4/2020	—	50,000	(2)	7.93	1/4/2027	—		—
	7/16/2019	—	—		—	—	12,375	(4)	111,623
	6/30/2018	—	—		—	—	20,750	(3)	187,165
	6/30/2017	—	—		—	—	4,125	(3)	37,208
____________
(1) Based on the closing price of $9.02 of the Company’s common stock as reported by the Nasdaq Stock Market on December 29, 2020 (the last trading day of fiscal 2020).
(2) Non-qualified stock options vest in four equal annual installments on each anniversary of the grant date.
(3) Restricted stock awards vest in four equal annual installments on each anniversary of the grant date.
(4) Restricted stock awards vest in four equal annual installments commencing on June 30, 2020.
(5) Restricted stock awards vest in four equal annual installments commencing on June 30, 2018.

Stock Vested
The following table sets forth certain information for restricted stock vested during fiscal year 2020 for each of our named executive officers:

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
John D. Cappasola, Jr.	106,250	630,063
Steven L. Brake	40,000	242,200
Chad Gretzema	22,750	134,908
____________
(1) The value realized on vesting equals the number of shares vested multiplied by the market value of the Company's common stock on the vesting date.

Potential Payments upon Termination or Change of Control

Pursuant to the Executive Agreements, each of the Company’s current named executive officers is entitled to receive certain payments and benefits in connection with certain employment termination events upon a Change in Control (as defined under the 2015 Omnibus Incentive Plan) of the Company.

Voluntary Resignation or Termination by Del Taco for Cause

No severance benefits are provided to Mr. Cappasola, Mr. Brake and Mr. Gretzema in the event the named executive officer is terminated for cause or he resigns from his employment with the Company for any reason.

Pursuant to the restricted stock award agreements with each of the named executive officers, all unvested restricted stock as of the termination date would be forfeited.

Termination without Cause

Pursuant to the Executive Agreements, in the event that the employment of the applicable named executive officer is terminated by the Company without cause, the executive would receive the following severance payments and benefits:

•current base salary payable in equal monthly installments over a period of 12 months following termination;
•a pro-rata portion of the bonus paid to the executive for the year prior to termination based on the amount of time for which he was employed in the year of termination payable in 12 equal monthly installments; and
•continued participation, for a period of 12 months following termination, in the Company’s health plan or reimbursement of premiums for comparable health benefits up to 125% of the cost to the Company of providing the coverage prior to termination.

In the event of a termination of employment initiated by the Company without cause (as defined under the 2015 Omnibus Incentive Plan), all unvested restricted stock and NQOs as of the termination date would be forfeited. However, the Compensation Committee may, in its sole discretion, accelerate the vesting of any or all unvested restricted stock and NQOs subject to such additional terms and conditions as the Compensation Committee deems appropriate.

Death or Disability

Pursuant to the Executive Agreements, in the event that the employment of the applicable named executive officer is terminated by reason of death or disability, in addition to any accrued and unpaid salary, he (or his estate) would also receive any accrued and unpaid incentive compensation.

Under the NQO agreements, in the event that a named executive officer ceases active employment due to death or permanent or total disability, the vested portion of the NQOs will be exercisable for a period of one year from the date of death or disability. In addition, the Compensation Committee may, in its sole discretion, accelerate the vesting of all unvested restricted stock and NQOs subject to such additional terms and conditions as the Compensation Committee deems appropriate except with respect to the restricted stock awards granted in 2019 that provide for discretionary vesting.

Change of Control

Upon a change of control (as defined under the 2015 Omnibus Incentive Plan), all unvested restricted stock and non-qualified stock options will vest immediately prior to the change of control, except with respect to the restricted stock awards granted in 2019 that provide for discretionary vesting, subject to the holder continuing to be employed up to and including the effective time of the change of control.

Executive Agreements

Each of the Company’s current named executive officers has entered into an employment agreement with the Company, the key terms of which are described below.

Mr. Cappasola entered into an employment letter agreement with the Company dated July 17, 2008, as amended, and an employment agreement with the Company dated June 17, 2016 (collectively, the "Cappasola Agreements"). The Cappasola Agreements provide for Mr. Cappasola's base compensation, currently at an annual rate of $583,495, and eligibility for an annual cash bonus under the Company's annual cash incentive plan. Mr. Cappasola's target bonus under the annual cash incentive plan is currently 100% of his annual base salary, with the actual bonus amount determined by the Compensation Committee. The bonus in 2020 was based on the achievement of the Company's annual Adjusted EBITDA targets and strategic individual performance objectives. The Cappasola Agreements also provide for Mr. Cappasola's participation in the Company’s health and welfare benefit package.

Mr. Brake entered into an employment agreement with the Company as of June 9, 2016 (the "Brake Agreement") and Mr. Gretzema entered into an employment agreement with the Company as of February 14, 2020 (the "Gretzema Agreement") and collectively with the Cappasola Agreements and the Brake Agreement, (the "Executive Agreements"). Mr. Brake’s and Mr. Gretzema's 2020 salary was determined by the Compensation Committee and the Chief Executive Officer of the Company, and Mr. Brake's and Mr. Gretzema's bonus target was determined by the Company's Board of Directors. Mr. Brake’s and Mr. Gretzema's actual bonus for 2020 was based on the achievement of the Company's annual Adjusted EBITDA targets and strategic individual performance objectives.

Mr. Cappasola, Mr. Brake and Mr. Gretzema are each entitled to certain severance benefits under the Executive Agreements, the terms of which are described under the heading “Potential Payments upon Termination or Change in Control.”

Potential Payments on Termination of Employment or Change in Control

The table below shows the potential estimated payments to each of our named executive officers if he were terminated as a result of a triggering event as of December 29, 2020, the last day of our fiscal year 2020.

Name	Salary Continuation ($)(1)	Bonus Payment ($)(2)	Continued Health Plan or Premium Reimbursement ($)	Accelerated Vesting of Restricted Stock Awards ($)(3)(4)	Accelerated Vesting of Stock Options ($)(3)	Total ($)
John D. Cappasola, Jr.
Termination without cause	583,495	409,555	16,029	—	—	1,009,079
Change in control	—	—	—	1,996,920	120,201	2,117,121
Death or disability	—	409,555	—	—	—	409,555
Steven L. Brake
Termination without cause	371,315	195,469	16,029	—	—	582,813
Change in control	—	—	—	793,282	57,369	850,651
Death or disability	—	195,469	—	—	—	195,469
Chad Gretzema
Termination without cause	300,000	157,928	15,920	—	—	473,848
Change in control	—	—	—	585,173	100,850	686,023
Death or disability	—	157,928	—	—	—	157,928
____________
(1) Reflects potential payments based on salaries as of December 29, 2020.
(2) Reflects the actual payout amount for fiscal year 2020.
(3) Amount is based on the closing price of $9.02 per share for the Company’s common stock as reported by the Nasdaq Stock Market on December 29, 2020 (the last trading day of fiscal 2020).
(4) Excludes restricted stock awards granted in 2019 that provide for discretionary vesting on a change of control.

PROPOSAL 3- SHAREHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our shareholders to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.
As we discuss in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of shareholder value. Our executive compensation is discussed in further detail under “Compensation Discussion and Analysis” and “Executive Compensation,” which includes information about the 2020 compensation of our named executive officers.
We are asking our shareholders to indicate their support for the compensation paid to our named executive officers. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the SEC.”

The vote on executive compensation is advisory, and therefore not binding; however, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.
Recommendation
The Board of Directors unanimously recommends that shareholders vote FOR Proposal 3, the approval, on an advisory basis, of the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

PROPOSAL 4- APPROVAL OF THE AMENDMENT TO
DEL TACO RESTAURANTS, INC. 2015 OMNIBUS INCENTIVE PLAN

We are requesting that stockholders approve an amendment to our Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Plan”), which was approved by our Board of Directors on March 31, 2021 subject to stockholder approval at the 2021 Annual Meeting. If this proposal is approved:

•An additional 1,800,000 shares of the Company’s common stock will be available for grant under the Plan, of which 900,000 may be comprised of full value awards (i.e., awards other than stock options or stock appreciation rights).

A copy of the amendment to the Plan is attached as Appendix A to this Proxy Statement.

Background and Share Reserve

The Board of Directors believes that the continued growth and profitability of the Company depend on our ability to attract and retain highly qualified employees.

The total number of shares of common stock reserved and available for awards under the Plan, as initially established under the Plan in 2015, was equal to 3,300,000 shares of common stock. We have not previously requested any additional share reserve under the Plan since its adoption.

The number of shares available for issuance under the Plan may be subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure or the number of outstanding shares of our common stock. In the event of any of these occurrences, we will make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, either authorized and unissued shares of our common stock or shares of common stock held in or acquired for our treasury. In general, if awards under the Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards may again be available for the grant of awards under the Plan.

Dilution

As of March 23, 2021, we had issued 1,340,083 shares of common stock under the plan that are no longer subject to outstanding awards, 572,953 shares of common stock that are subject to unexercised stock options and up to 1,284,400 shares that may be issued pursuant to outstanding unvested restricted stock awards, leaving 102,564 shares of common stock available for grant. That number of shares available for grant represents less than 0.5% of the Company’s issued and outstanding shares. The weighted average exercise price and remaining contractual life of the total stock options outstanding were $9.51 and 4.25 years, respectively.

The Company’s gross burn rate (the number of incentive awards granted during a period in proportion to the Company’s outstanding shares) for fiscal 2020 was 2.34% and the three-year average gross burn rate for fiscal 2018 through 2020 was 1.89%. The Company has satisfied Institutional Shareholder Service’s (“ISS”) burn rate as the Company’s three-year average gross burn rate of 1.89%, based upon ISS’s methodology, is below ISS’s prescribed industry benchmark of 2.84%. The Company believes that burn rate is a relevant and objective measure of dilution for shareholders as it seeks to continue existing grant practices going forward.

In light of the factors described above, and the fact that we believe that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, the Board of Directors has determined that the size of the share reserve under the Plan is reasonable and appropriate at this time.

Summary of Material Terms of the Plan

Set forth is a summary of the other provisions in the Plan. None of these provisions are being modified by the proposed amendment. This summary does not purport to be a complete description of all of the provisions of the Plan. It is qualified in its entirety by reference to the full text of the Plan.

Administration

The Plan is administered by the compensation committee of our board of directors (the “Committee”). Among the Committee’s powers are to (i) determine the form, amount and other terms and conditions of awards; (ii) construe or interpret any provision of the Plan or any award agreement; (iii) amend the terms of outstanding awards; and (iv) adopt such rules, guidelines and practices for administering the Plan as it deems advisable. The Committee has full authority to administer and interpret the Plan, to grant discretionary awards under the Plan, to determine the persons to whom awards will be granted, to determine the types of awards to be granted, to determine the terms and conditions of each award, to determine the number of shares of common stock to be covered by each award, to make all other determinations in connection with the Plan and the awards thereunder as the Committee deems necessary or desirable and to delegate authority under the Plan to our executive officers.

Eligibility for Participation

Members of our Board of Directors, as well as employees of, and consultants to, us or any of our subsidiaries and affiliates are eligible to receive awards under the Plan. As of December 29, 2020, the Company had five non-employee directors, three executive officers and approximately 90 employees who are, in each case, eligible to participate in the Plan. Because the Plan provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate in the Plan and the benefits that will be provided to the participants cannot be determined at this time.

Award Agreement

Awards granted under the Plan will be evidenced by award agreements, which need not be identical, that provide additional terms, conditions, restrictions or limitations covering the grant of the award, including, without limitation, additional terms providing for the acceleration of exercisability or vesting of awards in the event of a change of control or conditions regarding the participant’s employment, as determined by the Committee.

Stock Options

The Committee may grant non-qualified stock options to any individuals eligible to participate in the Plan and incentive stock options to purchase shares of our common stock only to eligible employees. The Committee will determine the number of shares of our common stock subject to each option, the term of each option, which may not exceed ten years (or five years in the case of an incentive stock option granted to a 10% or greater stockholder), the exercise price, the vesting schedule, if any, and the other material terms of each option. No incentive stock option or non-qualified stock option may have an exercise price less than the fair market value of a share of our common stock at the time of grant (or, in the case of an incentive stock option granted to a 10% or greater stockholder, 110% of such share’s fair market value). Options will be exercisable at such time or times and subject to such terms and conditions as determined by the Committee at grant and the exercisability of such options may be accelerated by the Committee.

Stock Appreciation Rights

The Committee may grant stock appreciation rights (“SARs”) to any individuals eligible to participate in the Plan. A SAR is a right to receive a payment in shares of our common stock or cash, as determined by the Committee, equal in value to the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share covered by an SAR will be determined by the Committee. The Committee may also grant limited SARs, which may become exercisable only upon the occurrence of a change in control, or upon such other event as the Committee may designate at the time of grant or thereafter.

Restricted Stock and Restricted Stock Units

The Committee may award shares of restricted stock to any individuals eligible to participate in the Plan. Except as otherwise provided by the Committee upon the award of restricted stock, the recipient generally will have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Committee may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Recipients of restricted stock will be required to enter into a restricted stock agreement with us that states the restrictions to which the shares are subject, which may include satisfaction of pre-established performance goals, and the criteria or date or dates on which such restrictions will lapse.

Restricted stock unit awards result in the transfer of shares of stock to the participant only after specified conditions are satisfied. The holder of a restricted stock unit award is treated as a shareholder with respect to the award only when the shares are delivered in the future. When the participant satisfies the conditions of a restricted stock unit award, the Company may settle the award in shares, cash or other property, as determined by the Committee, in its sole discretion. The Committee is authorized to grant to holders of restricted stock units the right to receive payments equivalent to dividends (i.e., dividend equivalents) or other distributions with respect to shares underlying awards of restricted stock units. Award agreements may specify that the dividend equivalents shall be subject to the same restrictions as the related restricted stock units, in which case they will be accumulated during the vesting period and paid or forfeited when the related restricted stock units are paid or forfeited. Alternatively, an award agreement may (but is not required) to specify that the dividend equivalents or other distributions are unrestricted, in which case they will be paid at the time of the dividend or distribution payment for the underlying shares.

Other Stock-Based Awards

The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards, including, without limitation, restricted stock and performance units under the Plan that are payable in cash or denominated or payable in or valued by shares of our common stock or factors that influence the value of such shares. The Committee may determine the terms and conditions of any such other awards, which may include the achievement of certain minimum performance goals and a minimum vesting period.

Other Cash-Based Awards

The Committee may grant awards payable in cash. Cash-based awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, being subject to the satisfaction of vesting conditions or awarded purely as a bonus and not subject to restrictions or conditions. If a cash-based award is subject to vesting conditions, the Committee may accelerate the vesting of such award in its discretion.

Performance Awards

The Committee may grant a performance award to a participant payable upon the attainment of specific performance goals. Under the Plan, performance awards are permitted to be granted that are intended to qualify as performance-based compensation under Section 162(m) of the Code as well as performance awards that are not intended to qualify as performance-based compensation under Section 162(m) of the Code. As discussed further under “Tax and Accounting Considerations” below, the exception to Section 162(m) of the Code for qualified “performance-based” compensation was eliminated by the Tax Cuts and Jobs Act of 2017 for tax years beginning on or after January 1, 2018.

If a performance award is payable in shares of stock, it may be paid upon the attainment of the relevant performance goals either in cash or in shares of stock, based on the then current fair market value of such shares, as determined by the Committee. Based on service, performance or other factors or criteria, the Committee may, at or after grant, accelerate the vesting of all or any part of any performance award.

Performance Goals

The Committee may grant awards of performance shares, performance units, and other performance-based awards under the Plan. These awards may be granted, vest and be paid based on attainment of specified performance goals established by the Committee. These performance goals may be based on the attainment of a certain target level of, or a specified increase or decrease in, one or more of the following measures selected by the Committee: (i) earnings including operating income, net operating income, same store net operating income, earnings before or after any one or more of taxes, interest, depreciation, amortization, or extraordinary or special items (which may exclude nonrecurring or non-cash items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) stock price performance; (xxii) improvement in or attainment of expense levels or working capital levels; (xxiii) operating portfolio metrics including leasing and tenant retention, (xxiv) new store results, or (xxv) any combination of, or a specified increase in, any of the foregoing.

To the extent permitted by law, the Committee may also exclude the impact of an event or occurrence which the committee determines should be appropriately excluded, such as (1) restructurings, discontinued operations, extraordinary items and other unusual or non-recurring charges; (2) the dilutive effects of acquisitions or joint ventures; or (3) a change in accounting standards required by generally accepted accounting principles. Performance goals may also be based on an individual participant’s performance goals, as determined by the Committee. In addition, all performance goals may be based upon the attainment of specified levels of our performance, or the performance of a subsidiary, division or other operational unit, under one or more of the measures described above relative to the performance of other corporations. The Committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria.

Change in Control

In connection with a change in control, the Committee may accelerate vesting of outstanding awards under the Plan. In addition, in connection with a “corporate transaction” (as defined in the Plan) awards, in the discretion of the Committee, (1) may be cancelled in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such awards, as determined by the Committee, or (2) have other property substituted for the shares subject to the awards. In addition, the Committee may include provisions in an award agreement addressing the treatment of awards on a change in control, including provisions for the cancellation of awards or acceleration of vesting or exercisability.

Adjustments

As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the Plan and any outstanding awards, as well as the exercise price of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

No Repricing of Stock Options

In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” above) will the Committee (1) amend an outstanding stock option to reduce the exercise price of the award, or (2) grant a stock option with a lower exercise price to a participant within six months before or after a stock option with a higher exercise price held by such participant is canceled.

Amendment and Termination

Notwithstanding any other provision of the Plan, our Board of Directors may at any time amend any or all of the provisions of the Plan, or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by law or specifically provided in the Plan, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination may not be adversely affected without the consent of such participant. The Company will obtain shareholder approval of any Plan amendment to the extent necessary to comply with applicable laws.

Transferability

Awards granted under the Plan generally will be nontransferable, other than by will or the laws of descent and distribution, except that the Committee may provide for the transferability of non-qualified stock options at the time of grant or thereafter to certain family members.

Federal Income Tax Consequences of Awards

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of equity awards granted under the Plan. Tax consequences for any particular individual may be different. As the rules governing the tax treatment of such awards are quite technical, the following discussion of tax consequences is necessarily general in nature and does not purport to be complete. In addition, statutory provisions and their interpretations are subject to change, and their application may vary in individual circumstances. This discussion does not address the tax consequences under applicable state and local law.

Non-qualified Stock Options. No taxable income is reportable when a non-qualified stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case taxation is the same as for non-qualified stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a SAR with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock. Unless a participant who receives an award of restricted stock makes an election under Section 83(b) of the Code (“Section 83(b)”) as described below, the participant generally is not required to recognize ordinary income upon the grant of restricted stock. Instead, on the date the restrictions lapse and the shares vest (that is, become transferable and no longer subject to a substantial risk of forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on that date over the amount, if any, paid for those shares.

If a participant makes a Section 83(b) election to recognize ordinary income on the date the restricted shares are granted, the amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of grant over the amount, if any, paid for those shares. In that case, the participant will not be required to recognize additional ordinary income when the restrictions lapse and the shares vest.

Restricted Stock Units. A participant generally is not required to recognize income upon the grant of a restricted stock unit or a deferred stock unit. In general, on the date the restricted stock units settle, the participant will be required to recognize ordinary income in an amount equal to the fair market value of the restricted stock units or deferred stock units as of the settlement date. In addition, Federal Insurance Contributions Act (“FICA”) taxes are imposed in the year of vesting (which may occur prior to the year of settlement).

Performance Awards. A participant will generally recognize income on the amount of cash paid to, or value of stock received by, the participant under a performance award.

Dividend Equivalents. Dividend equivalents are generally taxable as ordinary income when received by the participant.

General Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, upon the exercise of a non-qualified stock option). Moreover, if a participant recognizes ordinary income due to a disqualifying disposition of an incentive stock option, the Company would generally be entitled to a deduction in the same amount.

Parachute Payments. The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may not be deductible by us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 162(m) of the Code. In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any taxable year of the corporation. The exception for qualified “performance-based” compensation was eliminated by the Tax Cuts and Jobs Act for tax years beginning on or after January 1, 2018. Under the Tax Cuts and Jobs Act, the term “covered employee” now includes any individual who served as the chief executive officer or chief financial officer at any time during the taxable year and the three other most highly compensated officers for the taxable year. Once an individual becomes a covered employee, that individual will remain a covered employee for all future years, including after termination or death.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Participants are solely responsible for the payment of any taxes and penalties incurred under Section 409A.

New Plan Benefits

We cannot currently determine the awards that may be granted under the Plan in the future to the Company’s executive officers, employees, non-employee directors, consultants or other persons. The Compensation Committee will make such determinations from time to time. No awards have been granted or promised from the additional shares to be added to the share reserve for the Incentive Plan under this Proposal 4.

Reasons for Approval

We believe strongly that the approval of the amended and restated Plan is important to our continued success. Awards such as those provided under this plan constitute an important incentive and help us attract and retain high performing individuals. If the Plan is not reapproved, the Company must grant incentive awards in cash except as permitted under the inducement award exception under Nasdaq listing rules.

Vote Required

The approval of the amendment to the 2015 Omnibus Incentive Plan requires the affirmative vote of the holders of a majority of the total shares of common stock present in person, or represented by proxy, and entitled to vote on the proposal, provided that a quorum is represented at the meeting. Abstentions will have the same effect as a vote against the proposal.

Broker non-votes will not be considered shares entitled to vote with respect to approval of the proposal and will not be counted as votes for or against the proposal and will therefore have no effect on the outcome of the proposal. Executed proxies will be voted "FOR" the approval of the proposal, unless specified otherwise.

Recommendation

The Board of Directors unanimously recommends that shareholders vote FOR Proposal 4, the approval and adoption of the Amendment to the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan.

DIRECTOR COMPENSATION
The Company pays its directors who are not employees of the Company total base consideration of $100,000, payable quarterly. Effective as of the date of the 2021 Annual Meeting of Shareholders, the base consideration will increase to $125,000. Half of the total compensation is in the form of restricted stock, valued at the time it is granted, with the remaining amount to be taken as cash or restricted stock at the election of each director, with the election to be made in advance for the upcoming year.
In addition to the base compensation provided above, the following compensation is paid to the Company’s directors:
•The Audit Committee chair receives an additional $25,000 annually;
•The Compensation Committee chair receives an additional $20,000 annually;
•The Nominating and Corporate Governance Committee chair receives an additional $15,000 annually;
•To the extent any director serves as a voting member of more than 2 committees, he or she receives an additional $10,000 annually. Effective as of the date of the 2021 Annual Meeting of Shareholders, committee members will receive half of the committee chair's fee for that respective committee annually, and directors will no longer receive additional consideration for serving on more than 2 committees;
•The Lead Director receives an additional $20,000 annually and the Chairman of the Board receives an additional $30,000 annually; and
•Each director receives $1,500 per meeting of the Board of Directors (not committees), but the fee will not apply to telephonic meetings.
In April 2020, in response to the COVID-19 pandemic and its impact on the Company's operations, the non-employee directors of the Company agreed to certain reductions to their fees for service on the Board. Subsequently, in June 2020, the fees for the non-employee directors were reinstated to their previous levels.
In fiscal 2020, we provided the following compensation to non-employee directors. Mr. Cappasola is a director but he received no director-related compensation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lawrence F. Levy	36,750	100,000	136,750
Eileen Aptman	43,000	50,000	93,000
Ari B. Levy	3,000	100,000	103,000
R.J. Melman	10,500	100,000	110,500
Joseph Stein	96,950	50,000	146,950
____________
(1) The Company determines the number of restricted stock awards to be granted by dividing the annual equity award value by the closing price of the underlying common stock on the date of grant. For fiscal 2020, the number of restricted stock awards granted was 16,393 shares per person, except for Ms. Aptman and Mr. Stein who each received 8,196 shares of restricted stock, which all vest one year from date of grant.

Stock Ownership Guidelines for Non-Employee Directors
Our Stock Ownership Guidelines establish requirements for our non-employee directors to accumulate and hold shares of our common stock equal in value to two times his or her base annual retainer for service on our Board. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chair of any Board committees and any meeting fees. For purposes of calculating ownership under the guidelines, we include outright shares owned by the non-employee director as well as any vested restricted stock.  Based on the closing price of $9.02 per share for the Company's common stock as reported by the Nasdaq Stock Market on December 29, 2020 (the last trading day of fiscal 2020), all directors are compliant with stock ownership guidelines.
SECURITIES BENEFICIALLY OWNED BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS
The following table sets forth information known to the Company regarding the actual beneficial ownership of our common stock as of March 29, 2021 by:
•each person who is a beneficial owner of more than 5% of the outstanding shares of our common stock;
•each of our named executive officers and directors; and
•all executive officers and directors of the Company as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days.
Unless otherwise noted, the business address of each of the beneficial owners listed in the table below is c/o Del Taco Restaurants, Inc., 25521 Commercentre Drive, Lake Forest, CA 92630. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Common Stock Owned(1)
Russell Investments Group, Ltd.(2)	3,746,245	10.0%
Belfer Investment Partners L.P.(3)	3,535,099	9.5%
Dimensional Fund Advisors L.P.(4)	2,426,892	6.5%
BlackRock Inc.(5)	2,060,580	5.5%
Ari B. Levy(6)	2,035,466	5.5%
The Vanguard Group(7)	1,870,697	5.0%
Lawrence F. Levy(8)	1,461,446	3.9%
Eileen Aptman(3)	1,354,119	3.6%
R.J. Melman(9)	59,650	*
Joseph Stein(10)	35,629	*
John D. Cappasola, Jr.(11)	556,498	1.5%
Steven L. Brake(12)	335,895	*
Chad Gretzema(13)	151,618	*
All directors and executive officers as a group (8 persons)	4,919,892	13.2%
____________
*    Less than one percent.

(1)    Based on 36,757,296 shares of common stock outstanding on March 29, 2021 and 552,782 shares of unvested restricted stock, as well as the number of options outstanding held by each respective beneficial owner, if any. The table also includes shares that are subject to forfeiture.
(2)    Based on the Schedule 13G the stockholder filed with the SEC on April 6, 2020, the address for this stockholder is 1301 Second Avenue, 18th Floor, Seattle, WA 98101.
(3)    The shares in the table held by Belfer Investment Partners, L.P. consist of 2,248,487 shares held by Belfer Investment Partners, L.P. and 1,286,612 shares held by Lime Partners, LLC. The General Partner of Belfer Investment Partners, L.P. is Belfer Management LLC. Laurence Belfer is the sole manager of Belfer Management LLC and exercises voting and dispositive power over the shares held by Belfer Investments Partners, L.P. Eileen Aptman and Belfer Management LLC are the managers of Lime Partners, LLC and the sole manager of Belfer Management LLC is Laurence D. Belfer. Ms. Aptman and Mr. Belfer exercise voting and dispositive power over the shares held by Lime Partners, LLC. The shares in the table held by Ms. Aptman consist of the shares held by Lime Partners, LLC, 44,707 shares granted pursuant to restricted stock awards, of which 36,511 shares are vested, and 22,800 directly held by Ms. Aptman. Each of the person or entities referenced in this footnote disclaims beneficial ownership of the shares reported herein except to the extent of its, his or her pecuniary interest therein. The business address of Belfer Investment Partners, L.P. and Lime Partners, LLC is 757 Fifth Avenue, 46th Floor, New York, NY 10153.
(4)    Based on the Schedule 13G the stockholder filed with the SEC on February 12, 2021, the address for this stockholder is 6300 Bee Cave Road, Building One, Austin, TX 78746. Dimensional Fund Advisors L.P. has sole voting power with respect to 2,329,067 of these shares.
(5)    Based on the Schedule 13G the stockholder filed with the SEC on January 29, 2021, the address for this stockholder is 55 East 52nd Street, New York, NY 10055.
(6)    Consists of (i) 1,070,429 shares of Common Stock held by Levy Family Partners LLC, (ii) 476,204 shares of Common Stock beneficially owned by Ari Levy, (iii) 457,200 shares of Common Stock that are held in trusts for which Ari Levy is co-trustee, (iv) 15,240 shares of Common Stock held by LFP Management, LLC, for which Ari Levy and Lawrence Levy share voting and investment power with other managers of LFP Management, LLC and (v) 16,393 shares of unvested restricted stock. Lawrence F. Levy and Ari B. Levy are two of the four managers of Levy Family Partners LLC and exercise voting and dispositive control over the shares held by Levy Family Partners LLC, but they disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(7)    Based on the Schedule 13G the stockholder filed with the SEC on February 10, 2021, the address for this stockholder is 100 Vanguard Boulevard, Malvern, PA 19355. The Vanguard Group has sole dispositive power over 1,827,560 of these shares and shared dispositive power over 43,137 of these shares. The Vanguard Group has sole voting power over none of these shares and shared voting power over 22,003 of these shares.
(8)    Consists of (i) 1,070,429 shares of Common Stock held by Levy Family Partners LLC, (ii) 359,384 shares of Common Stock beneficially owned by Lawrence F. Levy, either directly or through revocable trusts, (iii) 15,240 shares of Common Stock held by LFP Management, LLC, for which Ari Levy and Lawrence Levy share voting and investment power with other managers of LFP Management, LLC and (iv) 16,393 shares of unvested restricted stock. Lawrence F. Levy and Ari B. Levy are two of the four managers of Levy Family Partners LLC and exercise voting and dispositive control over the shares held by Levy Family Partners LLC, but they disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(9)    Includes 16,393 shares of unvested restricted stock.
(10)    Includes 8,196 shares of unvested restricted stock.
(11)    Includes 301,076 shares of unvested restricted stock.
(12)    Includes 108,885 shares of unvested restricted stock.

(13)    Includes (i) 77,250 shares of unvested restricted stock and (ii) vested non-qualified stock options to purchase 12,500 shares of common stock.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents information regarding the Company's common stock authorized for issuance under the Company's equity compensation plans as of December 29, 2020.

	(a)	(b)	(c)
	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights	Weighted-Average Exercise Price of Outstanding Options and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Security Holders	1,829,228	$9.54	165,797
Equity Compensation Plans Not Approved by Securities Holders	None	N/A	None
Total	1,829,228	$9.54	165,797
(1) The weighted-average exercise price in column (b) includes the weighted-average exercise price of stock options only.

OTHER MATTERS
Shareholder Proposals for the 2022 Annual Meeting of Shareholders
Proposals for Inclusion in the Proxy Statement. Under the rules of the SEC, if a shareholder wants to include a proposal for inclusion in our proxy statement and proxy card for our 2022 Annual Meeting of Shareholders, the proposal must be received at our executive offices located at 25521 Commercentre Drive, Lake Forest, CA 92630 no later than December 16, 2021. The proposal should be sent to the attention of the Secretary of the Company.
Proposals to be Offered at an Annual Meeting. Under our by-laws, and as permitted by the rules of the SEC, certain procedures are provided which a shareholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting if such matter is not intended to be considered for inclusion in the proxy statement. These procedures provide that director nominations and/or proposals relating to another item of business to be introduced at an annual meeting of shareholders must be received at our executive offices located at 25521 Commercentre Drive, Lake Forest, CA 92630. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2022 Annual Meeting no later than the close of business on February 26, 2022 and no earlier than the opening of business on January 27, 2022. Such notice must contain all of the information required by our by-laws.

Delivery of Documents to Shareholders
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement. Upon written or oral request, we will deliver a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request that we deliver single copies of the proxy statement in the future. Shareholders may notify us of their requests by calling us at (949) 462-9300 or writing us at our principal executive offices at 25521 Commercentre Drive, Lake Forest, CA 92630.
By order of the Board of Directors,
Jack T. Tang
Secretary and General Counsel
April 12, 2021

DEL TACO RESTAURANTS, INC.
25521 COMMERCENTRE DRIVE
LAKE FOREST, CA 92630
ATTN: BECKY YANG

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TACO2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D43965-P53346

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEL TACO RESTAURANTS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Joseph Stein
02) Valerie L. Insignares

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote upon such other matters that may properly come before the meeting and any adjournments or postponements thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the director nominees named herein, FOR proposal 2, FOR proposal 3 and FOR proposal 4. The Board of Directors has no reason to believe that any of the nominees will not serve if elected. If a nominee should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the Company representatives named on the proxy card will vote for the substitute nominee designated by the Board of Directors unless you submit a proxy withholding your vote from the nominee being substituted.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the 10-K/Wrap are available at www.proxyvote.com.

D43966-P53346

DEL TACO RESTAURANTS, INC.
Annual Meeting of Shareholders
May 27, 2021 9:00 AM, Pacific Daylight Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven L. Brake (CFO) and Jack T. Tang (General Counsel), and either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of DEL TACO RESTAURANTS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PDT on May 27, 2021, virtually at http://www.virtualshreholdermeeting.com/TACO2021, and any adjournment or postponement thereof. The undersigned hereby revoke(s) any and all proxies previously provided by the undersigned with respect to the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

Appendix A
SECOND AMENDMENT TO DEL TACO RESTAURANTS, INC.
2015 OMNIBUS INCENTIVE PLAN

WHEREAS, Del Taco Restaurants, Inc. (previously known as Levy Acquisition Corp.), a Delaware corporation (the “Company”), previously established the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan (the “Plan”);

WHEREAS, the Plan was amended pursuant to that First Amendment to Del Taco Restaurants, Inc. Omnibus Incentive Plan executed as of June 21, 2018;

WHEREAS, pursuant to Section 11.3 of the Plan, the Board may at any time revise or amend the Plan, however no amendment to the Plan will be made without the approval of the Company’s stockholders if such amendment would increase the aggregate number of Shares that may be issued under the Plan; and

WHEREAS, the Board has determined to amend the Plan in the manner set forth below, subject to approval by the stockholders.

NOW THEREFORE, the Plan shall be amended as follows:

1.The first sentence of Section 2.1 of the Plan is hereby amended and restated in its entirety as follows:

“Shares Reserved. Subject to adjustment as provided in Section 2.3 hereof, the maximum number of Shares available for delivery to Service Providers pursuant to Awards granted under the Plan shall be 5,100,000 Shares (comprised of: (i) the 3,300,000 Shares authorized under the Plan as originally adopted and (ii) an additional 1,800,000 Shares authorized in the amendment of the Plan effective as of the date of the Company’s annual meeting of stockholders that occurs in 2021) of which no more than 4,200,000 Shares may be subject to Full Value Awards (comprised of: (i) the 3,300,000 Shares authorized under the Plan as originally adopted and (ii) an additional 900,000 Shares authorized in the amendment of the Plan effective as of the date of the Company’s annual meeting of stockholders that occurs in 2021).”

2.The Appendix to the Plan is hereby amended by adding the following as section (u) of the Appendix and renumbering section (u) through section (mm) of the Appendix as section (v) through section (nn) (and adjusting corresponding cross-references to such sections in the Plan):

“Full Value Award means an Award other than a Stock Option or a Stock Appreciation Right.”

3.This Amendment is adopted by the Board of Directors of the Company on March 31, 2021, effective as of the date of the Company’s Annual Meeting of Stockholders that occurs in 2021, provided that it is approved by the Company’s stockholders on that date (such date, the “Amendment Date”) and shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan.

4.Capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings assigned to such terms in the Plan (including its Appendix).

Executed this 31st day of March, 2021 by a duly authorized officer of the Company.

DEL TACO RESTAURANTS, INC.

By: /s/ Jack Tang
Name: Jack Tang
Title: General Counsel